Exhibit 99.1



BNP Residential Properties, Inc.
301 S. College Street, Suite 3850
Charlotte, North Carolina 28202-6024

Contact: Philip S. Payne
         Chief Financial Officer
         Tel:     (704) 944-0100
         Fax:     (704) 944-2039

PRESS RELEASE
FOR IMMEDIATE RELEASE

                      BNP Announces Organizational Changes

Charlotte, North Carolina
January 13, 2004

BNP Residential Properties, Inc., announced today that B. Mayo Boddie, citing his age and a desire to scale back on his work-related commitments, has resigned his position as Chairman of the Board. Mr. Boddie has served as Chairman of the Company's Board of Directors since our inception in 1987. He will continue to serve as a member of the Board of Directors.

The Company also announced that, in light of Mr. Boddie's notice, the Board of Directors is implementing the following organizational changes effective immediately:

     o B. Mayo Boddie has been named Chairman Emeritus of the Board of Directors in recognition of his long and distinguished service to the Company.

     o Philip S. Payne, Chief Financial Officer and Director, has been elected Chairman of the Board of Directors. Mr. Payne will continue to serve as Chief Financial Officer.

     o D. Scott Wilkerson will continue to serve as President, Chief Executive Officer, and Director.

D. Scott Wilkerson, President and CEO, stated, "Mayo Boddie has been a role model for all of us at BNP. His integrity and his commitment to BNP, its shareholders and its employees have been an inspiration. His influence will always be felt at BNP as we continue to apply the principles and lessons he personifies."

"Since we took over management of BNP in late 1994, Philip Payne and I have worked as partners in managing the affairs of the Company. Over the years our respective roles have developed to where Philip is responsible for the public company aspects of BNP,
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such as corporate governance, board of director relations and oversight, public reporting, compliance with securities laws and regulations, and corporate finance, while I am responsible for all of the business aspects of the Company's operations including acquisitions, market analysis, asset management, apartment operations and other real estate matters. We believe the changes announced today simply reflect our current roles and responsibilities."

Company Overview: BNP Residential Properties, Inc. is a real estate investment trust focused on owning and operating apartment communities. BNP owns and operates 20 apartment communities containing a total of 4,859 apartments and provides third-party management services for 8 apartment communities containing a total of 2,061 apartments. In addition to the apartment properties, the Company owns 40 restaurant properties that are leased on a triple-net basis to a restaurant operator. The Company currently operates in the states of North Carolina, South Carolina and Virginia.

BNP Residential Properties, Inc. is structured as an UPREIT or umbrella partnership real estate investment trust. The Company is the sole general partner and owns a controlling interest in BNP Residential Properties Limited Partnership, the operating partnership. All of the Company's operations are conducted through the operating partnership.

More information may be obtained by calling the company's Corporate Offices at
(704) 944-0100 or on the Internet through the company website at www.bnp-residential.com. Information requests may be e-mailed to the investor relations department at investor.relations@bnp-residential.com.

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